Exhibit 99.1

uniQure Announces Second Quarter 2019 Results and Highlights Recent Company Progress

~ Presented 36 Weeks of Follow-up Data from Phase IIb Study of AMT-061 Demonstrating Sustained Increases in FIX Activity at up to 54% of Normal ~

~ Continuing Patient Recruitment in HOPE-B Pivotal Study of AMT-061, With Completion of Enrollment Expected This Year ~

~ On Track to Initiate Patient Dosing of Phase I/II Study in Huntington’s Disease This Year ~

Lexington, MA and Amsterdam, the Netherlands, July 29, 2019 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today reported its financial results for the second quarter of 2019 and highlighted recent progress across its business.

“In the second quarter of 2019, we continued to make substantial progress across our pipeline.  Patient enrollment in our ongoing Phase III HOPE-B pivotal study of AMT-061 continues to advance, and we remain on track to complete patient enrollment by the end of this year,” stated Matt Kapusta, chief executive of uniQure. “We are particularly encouraged by the Phase IIb data on AMT-061 and the long-term Phase I/II data on our first-generation AMT-060 presented earlier this month, which we believe demonstrate the potential of AMT-061 to provide durable increases of FIX activity into the normal range for people living with hemophilia B. In addition, significant efforts and progress have been made to initiate our Phase I/II study of AMT-130 in Huntington’s disease.  There is considerable patient and investigator enthusiasm for a potential one-time administered treatment of this devastating disease, and we look forward to our planned initiation of patient dosing in this landmark study this year.”

Recent Company Progress

•                 Advancing late-stage development of AMT-061 for the treatment of hemophilia B

•                  Earlier this month, the Company presented updated clinical data at the 2019 ISTH conference demonstrating that a single administration of AMT-061 resulted in sustained increases in Factor IX (FIX) levels up to 54% of normal, with a mean for the three patients in the Phase IIb study of 45% of normal at 36 weeks post administration. No patient experienced a material loss of FIX activity, reported any bleeding events or required any infusion of FIX replacement therapy for bleeds.

•                  Patient recruitment and additional site activations continue to advance for the ongoing HOPE-B pivotal trial of AMT-061. The Company currently has 38 sites activated across 9 countries and the study is expected to complete enrollment this year.

•                 Advancing AMT-130 into clinical development for the treatment of Huntington’s disease

•                  The Company continues to make significant progress in the preparation for its dose-escalating, randomized and controlled Phase I/II clinical study to assess the safety, tolerability and efficacy of a one-time treatment of AMT-130 in patients with Huntington’s disease. cGMP clinical material has been manufactured at the Company’s state-of-the-art Lexington facility and released for shipment.

Additionally, the Company has received approvals from multiple Institutional Review Boards and patient identification activities have begun. The Company expects to initiate clinical testing for AMT-130 this year.

•                  In May 2019, the US Patent and Trademark office and European Patent Office granted claims covering the RNA constructs specifically designed to target exon1 and the embedding of these Huntington’s disease RNA sequences into the miR451 scaffold, which is exclusively licensed to uniQure from Cold Spring Harbor Laboratory (CSHL). The claims also cover expression cassettes comprising the RNA constructs and the use of gene therapy vectors including AAV vectors encompassing the described expression cassettes.

•                 Advancing robust pipeline of novel gene therapy research programs

•                  The Company presented preclinical proof-of-concept data from multiple studies involving AMT-180 for hemophilia A at the American Society of Gene and Cell Therapy (ASGCT) Annual Meeting in May 2019. A study in FVIII-depleted human plasma demonstrated that AMT-180 induced clinically relevant thrombin activation and up to 29% of Factor VIII-independent activity. A separate study in hemophilia A mice showed that a single intravenous administration of AMT-180 resulted in sustained, dose-dependent hemostatic effect as measured by a one-stage clotting assay.  Additionally, a pilot study in non-human primates demonstrated that a single administration of AMT-180 resulted in sufficient FIX protein expression that translates to clinically relevant Factor VIII-independent activity in humans. These studies further demonstrate that AMT-180 has activation kinetics similar to native FIX, is not hyperactive and does not lead to elevation of coagulation activation markers or signs of thrombus formation.

•                  Also, at the ASGCT conference the Company presented preclinical data on AMT-190, its novel AAV5 gene therapy candidate for Fabry disease that comprises a recombinant AAV5 vector incorporating a proprietary, exclusively licensed, modified NAGA (ModNAGA) variant. AMT-190 provides expression of ModNAGA, which shows a high structural resemblance to α-gal. This approach may have several advantages over α-gal therapies, including higher stability in blood, better biodistribution in the target organs, secondary toxic metabolite reduction and improved cross-correction of neighboring cells. ModNAGA is also effective in the presence of α-gal antibodies.  Data from in vitro and in vivo studies show that AMT-190 has the potential to become a one-time treatment option that improves upon the enzyme replacement standard of care with more efficient uptake in the kidney and heart and an improved immunogenicity profile.

•                  At the 2019 American Academy of Neurology (AAN) Annual Meeting, the Company presented preclinical data on AMT-150 for the treatment of Spinocerebellar Ataxia Type 3 (SCA3). The data featured at the conference demonstrated mechanistic proof-of-concept of the non-allele-specific ataxin-3 protein-silencing approach by using artificial microRNA candidates engineered to target the ataxin-3 gene in a SCA3 knock-in mouse model. The proof-of-concept study demonstrated that a single AMT-150 injection in the cerebrospinal fluid resulted in strong AAV transduction and significant mutant ataxin-3 lowering at the primary sites of disease neuropathology, the cerebellum (up to 53%) and the brainstem (up to 65%).

Upcoming Investor Events

•                  Wells Fargo Corporate Access Day, July 30, 2019

•                  Citi’s 14th Annual Biotech Conference, September 4 - 5, 2019

•                  Wells Fargo 2019 Healthcare Conference, September 4 - 5, 2019

•                  Morgan Stanley 17th Annual Global Healthcare Conference, September 9 - 11, 2019

Financial Highlights

Cash Position: As of June 30, 2019, the Company held cash and cash equivalents of $184.1 million, compared to $208.8 million as of March 31, 2019. The Company currently expects cash and cash equivalents will be sufficient to fund operations into 2021.

Revenues: Revenue for the three months ended June 30, 2019 was $2.5 million, compared to $3.1 million during the same period 2018. The decrease reflects the October 2018 termination of the development of S100A1 under our collaboration with Bristol-Myers Squibb.

R&D Expenses: Research and development expenses were $24.2 million for the three months ended June 30, 2019, compared to $18.5 million during the same period 2018. The change was primarily related to increased activities associated with our ongoing clinical studies of AMT-061, the planned Phase I/II study of AMT-130, increased share-based compensation and the hiring of additional clinical and operations staff at our Lexington site.

SG&A Expenses: Selling, general and administrative expenses were $7.9 million for three months ended June 30, 2019, compared to $5.9 million during the same period 2018. The change was primarily related to increases in personnel and consulting expenses, professional fees and share-based compensation expenses.

Net Loss: The net loss for the three months ended June 30, 2019 was $31.4 million, or $0.83 per share, compared to $20.6 million, or $0.57 per share during the same period 2018.

About uniQure

uniQure is delivering on the promise of gene therapy — single treatments with potentially curative results. We are leveraging our modular and validated technology platform to rapidly advance a pipeline of proprietary gene therapies to treat patients with hemophilia B, hemophilia A, Huntington’s disease, Fabry disease, spinocerebellar ataxia Type 3 and other diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to”, “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements include, but are not limited to, the achievement of any of our planned near term or other milestones, our ability to provide further clinical updates on the Phase IIb study in 2019 or at any time, our ability to complete enrollment in our pivotal Phase III trial of AMT-061 this year or ever, the ability of AMT-061 to provide durable increases of FIX activity into the normal range for people living with hemophilia B, the risk of cessation, delay or lack of success of any of our ongoing or planned clinical studies, our ability to initiate dosing of a Phase I/II study of AMT-130 this year or ever, our ability to open additional clinical sites for the Phase I/II study in the United States, and whether AMT-190 becomes a one-time treatment option, improves upon the enzyme replacement standard of care, has more efficient uptake in the kidney and heart, or has an improved immunogenicity profile. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with our clinical development activities, clinical results, collaboration arrangements, regulatory oversight, product commercialization and intellectual property claims, as well as the risks, uncertainties and other factors described under the heading “Risk Factors” in uniQure’s Annual Report on Form 10-K filed on April 29, 2019. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:		FOR MEDIA:

Maria E. Cantor	Eva M. Mulder	Tom Malone
Direct: 339-970-7536	Direct: +31 20 240 6103	Direct: 339-970-7558
Mobile: 617-680-9452	Mobile: +31 6 52 33 15 79	Mobile:339-223-8541
m.canto@uniQure.com	e.mulder@uniQure.com	t.malone@uniQure.com

uniQure N.V.

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	in thousands
Current assets
Cash and cash equivalents	$184,095	$234,898
Accounts receivable and accrued income from related party	355	233
Prepaid expenses	3,511	1,116
Other current assets	580	329
Total current assets	188,541	236,576
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $25.8 million as of June 30, 2019, and $22.9 million as of December 31, 2018, respectively.	28,057	29,179
Operating lease right-of-use assets	27,173	—
Intangible assets, net	5,864	5,201
Goodwill	503	506
Restricted cash	2,940	2,444
Total non-current assets	64,537	37,330
Total assets	$253,078	$273,906
Current liabilities
Accounts payable	$4,523	$3,792
Accrued expenses and other current liabilities	7,366	8,232
Current portion of operating lease liabilities	4,256	—
Current portion of deferred rent	—	311
Current portion of deferred revenue	7,223	7,634
Total current liabilities	23,368	19,969
Non-current liabilities
Long-term debt	35,784	35,471
Operating lease liabilities, net of current portion	31.870	—
Deferred rent, net of current portion	—	8,761
Deferred revenue, net of current portion	26,354	28,861
Derivative financial instruments related party	3,251	803
Other non-current liabilities	395	435
Total non-current liabilities	97,654	74,331
Total liabilities	121,022	$94300
Total shareholders’ equity	132,056	179,606
Total liabilities and shareholders’equity	$253,078	$273,906

uniQure N.V.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,
	2019	2018
	in thousands, except share and per share amounts
Total revenues	$2,474	$3,050
Operating expenses:
Research and development expenses	(24,154)	(18,493)
Selling, general and administrative expenses	(7,870)	(5,896)
Total operating expenses	(32,024)	(24,389)
Other income	566	565
Other expense	(347)	(429)
Loss from operations	(29,331)	(21,203)
Non operating items, net	(2,068)	972
Loss before income tax expense	(31,399)	(20,231)
Income tax expense	—	(361)
Net loss	$(31,399)	$(20,592)

Basic and diluted net loss per ordinary share	$(0.83)	$(0.57)
Weighted average shares used in computing basic and diluted net loss per ordinary share	37,824,928	36,205,061